EXHIBIT 10.42

Weight Watchers International

675 Ave. of the Americas

New York, NY 10010

Michael Lysaght

[REDACTED]

[REDACTED]

July 29, 2014

Dear Michael:

I am delighted and enthusiastic to confirm Weight Watchers International's offer of employment to you, for the position of SVP, Digital Engineering. We have been impressed with your abilities and the range of your potential contributions, and we are looking forward to a fun and fruitful collaboration over the next years.

The details of your initial compensation and benefits package are attached. To indicate your acceptance of the offer, please sign and date the enclosed acceptance letter and forward to me at your earliest convenience.

This offer of employment is contingent upon the satisfactory results of our confirmation of your reference checks.

You are joining the company at a very exciting stage of our growth. We anticipate that your unique skills and capabilities will play an important role in our efforts as we strive to continue to achieve and exceed our goals going forward. On behalf of the entire team at Weight Watchers International, welcome aboard!

Kind regards,

/s/ Ebony David
Ebony David

Vice President, Corporate Human Resources

Michael Lysaght – July 29, 2014 – Employment Offer Letter: Compensation and Benefits details

Hire Date	TBD

Base Salary	US $290,000.00 gross, per annum, less lawful deductions. To be paid bi-weekly, every other Thursday. Salaried position- not overtime eligible.

Annual performance bonus

You will be eligible to earn a bonus in accordance with the Weight Watchers bonus plan. Under the current plan, the bonus target for this position is 40% of Base Salary (25% based on individual performance and 75% based on Weight Watchers International overall performance), which can be over or underachieved depending on performance.

In order to be eligible to earn any bonus, you must be employed by October 1st of the bonus year and be an active employee on the date of payment.

Annual Equity Program

You will be eligible to participate in the Corporation's annual stock-based incentive compensation program beginning in 2014 with an initial target annual grant amount value of 65% of your Base Salary (allocated 100% to restricted stock units or as otherwise determined by the Compensation Committee in its sole discretion). Under the current program, annual equity awards are typically determined in March of each year by the Compensation Committee, and are granted in two equal installments over the year, with 50% of the award granted in May and the remainder of the award in November. The number of restricted stock units granted shall be determined based on the closing price of the Corporation's common stock one week before the applicable grant date.

With respect to your 2014 annual equity award, you will receive an aggregate grant amount value equal to 65% of your Base Salary prorated based on your employment start date. The grant amount value will be awarded in two equal installments with the first installment to be granted on the first 15th day of a calendar month following your employment start date and the second installment to be granted as of November 14, 2014. The installments shall fully vest on the third anniversary of the date of each grant.

Annual equity awards are subject to your continued employment with the Corporation and shall be governed by the Corporation's stock-based incentive compensation plan documents and relevant agreements, as well as any additional terms and conditions as determined by the Compensation Committee at its sole discretion. The Corporation's stock-based incentive compensation program may be modified or terminated at any time.

Transformational Stock Option Award

You will receive an equity award with an aggregate grant amount value of US$188,500.00 allocated 100% to performance-based stock options on such terms and conditions as determined by the Corporation's Compensation and Benefits Committee (the "Compensation Committee") in its sole discretion prior to the grant date of such award. The grant amount value will be awarded on the first 15th day of a calendar month following your employment start date.

Such stock options shall vest on the achievement of both time- and performance-vesting criteria. The time-vesting criteria of such stock options will fully vest on the third anniversary of the grant date. With respect to the performance-vesting criteria, such stock options will fully vest in 20% increments upon the first date that the average closing price of the Company's Common Stock on the NYSE (or other national securities exchange) for the 20 consecutive preceding trading days is equal to or greater than the following stock price hurdles: (i) 150% of the exercise price, (ii) 175% of the exercise price, (iii) 200% of the exercise price, (iv) 225% of the exercise price, and (v) 250% of the exercise price. The exercise price for such stock options shall be the higher of the exercise price on the date of grant or the five day average closing share price through the date of grant.

The number of options granted shall be based upon the Monte Carlo value of an option as of the date one week before the grant date.

This special equity grant is subject to your continued employment with the Corporation and shall be governed by the Corporation's stock-based incentive compensation planned documents and relevant agreements.

Paid Time Off Policy	You will be entitled to a total of 24 days of Paid Time Off (on a pro-rated basis),and company holidays (subject to local practices).

Health Care, Dental and Vision Plan	Coverage is available under the current plan, in accordance with the terms of the official plan documents. Coverage is effective from your date of hire.

Weight Watchers Savings Plan (WWSP)	You will be eligible to participate in the Weight Watchers 401k plan in accordance with the terms of the official plan documents.

Weight Watchers Executive Profit Sharing Plan (WWEPSP)	You will be eligible to participate in the Non-Qualified Defined Contribution plan, per company policy, in accordance with the terms of the official plan documents.

Life Insurance

You will be eligible for life insurance, in accordance with the Company's policies and the official plan document. Currently you would be eligible for life insurance at two times your annual salary plus optional coverage available at the employee's expense.

Wellness Allowance	You will be paid $1,000.00 towards approve wellness or fitness expenses. You will be eligible forth is allowance three months after date of hire, and on an annual basis thereafter.

Weight Watchers International

675 Ave. of the Americas

New York, NY 10010

Ebony David

Vice President, Corporate Human Resources

Weight Watchers International. Inc.

This is to confirm my acceptance of the offer of conditional employment presented to me by Weight Watchers International for the position of SVP, Digital Engineering (per the offer letter and attachment dated July 29, 2014).

I understand that my employment with Weight Watchers International is at will and that Weight Watchers International may terminate my employment at any time, with or without notice. I understand that I am also free to terminate my employment at any time, for any reason, with or without notice.

My signature below confirms that I understand and agree to the contents of my offer letter (a copy of which I have signed and attached).

I am pleased to accept Weight Watchers International's offer, and I look forward to working with you.

/s/ Michael Lysaght	8/2/2014
Michael Lysaght	Date